EXHIBIT 19

AMPCO-PITTSBURGH CORPORATION
Amended and Restated Insider Trading Policy

Last Modified: MAY 4, 2023

A.
Purpose of this Policy

This Amended and Restated Insider Trading Policy (this “Policy”) provides standards and requirements with respect to transactions in the securities of Ampco-Pittsburgh Corporation (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business (collectively, the “Covered Companies”). The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about Covered Companies from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. This Policy is also intended, in part, to further the Company’s obligations under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 20(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, as a “control person” to act in good faith and avoid directly or indirectly inducing the act or acts of violation or cause of action with respect to certain insider trading laws.

B.
Persons Subject to the Policy
1.
Generally.

The first part of this Policy applies to (i) all officers of the Company and its subsidiaries, (ii) all members of the Board and all emeritus members of the Board, (iii) all employees of the Company and its subsidiaries and (iv) their respective family members, other members of a person’s household and entities controlled by a person covered by this Policy (as described below). The second part of this Policy imposes special additional trading restrictions that apply to (i) all members of the Board, (ii) all executive officers of the Company (together with the members of the Board, the “Company Insiders”), (iii) employees listed in Appendix A, as amended from time to time, and (iv) certain other employees that the Company may designate from time to time as “Covered Persons” (as defined below) due to their title or position, responsibilities or their actual or potential access to material information (collectively, with (i), (ii) and (iii), the “Covered Persons”). The second part of this Policy also applies to family members, other members of a person’s household and entities controlled by a Covered Person.

All officers of the Company and its subsidiaries, all members of the Board and all employees of the Company and its subsidiaries are required to sign the acknowledgment and certification to this Policy attached hereto.

2.
Transactions by Family Members and Others.

This Policy applies to the family members who reside with persons covered by this Policy (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company Securities (as defined below) are directed by them or are subject to their influence or control, such as parents or children who consult with them before they trade in Company Securities (collectively referred to as “Family Members”). The persons covered by this Policy are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the persons covered by this Policy before they trade in Company Securities. The persons covered by this Policy should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for their own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made solely by a third party not controlled by, influenced by or related to persons covered by this Policy or their Family Members.

3.
Transactions by Entities that You Influence or Control.

This Policy applies to any entities that persons covered by this Policy influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for their own account.

I.
Part I: Applicable to all officers, directors and employees.
A.
Transactions Subject to the Policy.

This Policy applies to all trading and other transactions (i) in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used non-public information obtained while working for the Company. This part of the Policy applies to all individuals and entities subject to this Policy.

B.
Individual Responsibility.

Each person subject to this Policy has ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each person subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that they comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed in this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. An individual could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

C.
Administration of the Policy.

Kimberly Knox shall serve as the initial Compliance Officer for the purposes of this Policy, and in her absence, Michael McAuley or another employee designated by the Compliance Officer or the Audit Committee (the “Committee”) of the Board shall be responsible for administration of this Policy. The duties of the Compliance Officer include, but are not limited to, the following: (i) assisting with implementation and enforcement of this Policy; (ii) circulating this Policy to all current and new directors, officers and employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws; (iii) maintaining the accuracy of and periodically updating the list of Covered Persons listed in Appendix A; (iv) pre-clearing as required under this Policy; (v) reviewing and, as appropriate, providing approval of any Rule 10b5-1 plans and any prohibited transactions as required under this Policy; (vi) providing a reporting system with an effective whistleblower protection mechanism; and (vii) assisting, as requested, in the preparation and filing of Section 16 reports for Section 16 reporting persons. Subject to determinations made by the Board or the Committee, all determinations and interpretations by the Compliance Officer shall be final and not subject to further review. If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at kknox@ampcopgh.com or (412) 429-2454.

D.
Statement of Policy.

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.
Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Exception: Transactions Under Company Plans,” “Exception: Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2.
Recommend the purchase or sale of any Company Securities;
3.
Disclose material nonpublic information (“tip”) to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.
Assist anyone engaged in the above activities.

Please note that you may be in possession of such material nonpublic information following your termination of service. The prohibitions included in this Policy continue to apply even after your termination of service to the Company and it is the responsibility of each person subject to this Policy to comply.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material. Further, it is the policy of the Company that no director, officer or other employee of the Company, or any other person designated as subject to this Policy, who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. For compliance purposes, an individual should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that such individual has reason to believe is material and nonpublic. If there are any questions, please check with the Compliance Officer.

E.
Definition of Material Nonpublic Information.
1.
Material Information.

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that has market significance, that is if it could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•
Projections of future earnings or losses, or other earnings guidance;
•
Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•
A pending or proposed merger, acquisition, tender offer, divestiture, recapitalization or licensing arrangement;
•
A pending or proposed acquisition or disposition of a significant asset;
•
A pending or proposed joint venture;
•
A Company restructuring;
•
Significant related party transactions;
•
A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•
Bank borrowings or other financing transactions out of the ordinary course;
•
The establishment of a repurchase program for Company Securities;
•
A change in the Company’s pricing or cost structure;
•
Major marketing changes;
•
A change in management or the Board;
•
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•
Development of a significant new product, process, or service;
•
Pending or threatened significant litigation, or the resolution of such litigation;
•
A significant write-down in assets or increase in reserves;
•
Impending bankruptcy or the existence of severe liquidity problems;
•
Changes in debt ratings;
•
The gain or loss of a significant customer or supplier;
•
A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•
Developments regarding significant government agency investigations; or
•
The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, presume it is material or consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

2.
When Information is Considered Public.

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until 48 hours after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

As with questions of materiality, if a person is not sure whether information is considered public, they should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

F.
Exception: Transactions Under Company Plans.

This Policy does not apply in the case of the following transactions, except as specifically noted:

1.
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or withholding in connection with the exercise of, an option.
2.
Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of shares of the Company’s stock.
3.
401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from a person’s periodic contribution of money to the plan pursuant to such person’s payroll deduction election. This Policy does apply, however, to certain elections a person may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of such person’s periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against such person’s 401(k) plan account if the loan will result in a liquidation of some or all of such person’s Company stock fund balance; and (d) an election to pre‑pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.
4.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from a person’s periodic contribution of money to the plan pursuant to the election such person made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that a person elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to a person’s election to participate in the plan for any enrollment period, and to such person’s sales of Company Securities purchased pursuant to the plan.
5.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from a person’s reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions a person chooses to make to the dividend reinvestment plan, and to a person’s election to participate in the plan or increase such person’s level of participation in the plan. This Policy also applies to a person’s sale of any Company Securities purchased pursuant to the plan.
6.
Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
G.
Exception: Transactions Not Involving a Purchase or Sale.

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a blackout period. Notwithstanding the foregoing, Company Insiders and any other individuals subject to Section 16 of the Exchange Act shall be obligated to report any bona fide gifts on Form 4 or Form 5, as applicable pursuant to Rule 16a-3(g)(1).

Transactions in mutual funds that are invested in Company Securities are also not transactions subject to this Policy.

H.
Special and Prohibited Transactions.

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy (except as described in clause 1 below) may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

1.
Pension Plan Blackout Periods. Company Insiders are prohibited from trading in the Company's equity securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
2.
Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any person covered by this Policy who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
3.
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
4.
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person covered by this Policy is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
5.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a person covered by this Policy to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such person may no longer have the same objectives as the Company’s other shareholders. Therefore, persons covered by this Policy are prohibited from engaging in any such transactions.
6.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, persons covered by this Policy are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)
7.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a person covered by this Policy is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
I.
Consequences of Violations.

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. This prohibition continues even after the termination of your service to the Company. Insider trading violations are pursued vigorously by the Securities and Exchange Commission, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage their career.

J.
Company Assistance.

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at (412) 429-2454 or by e-mail at kknox@ampcopgh.com.

II.
PART II: APPLICABLE TO COVERED PERSONS.
A.
Additional Procedures.

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to Covered Persons, as well as the Family Members and Controlled Entities of such persons, since such persons are likely to obtain material nonpublic information on a regular basis.

1.
Pre-Clearance Procedures. The persons designated by this Policy or the Compliance Officer as being Covered Persons, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities, including purchasing, selling or otherwise making any transfer of Company Securities (such as gifts, pledges or loans), without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least three business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then they should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether they may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether they have effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. Unless revoked, pre-clearance granted by the Compliance Officer will ordinarily remain valid until the close of trading five business days following the day on which it is granted. If the transaction does not occur during the five-day period, pre-clearance of the transaction must be re-requested. Following completion of the transaction, the Covered Person shall promptly notify the Compliance officer, but in no event later than one business day following completion of such transaction.

2.
Quarterly Trading Restrictions. The persons designated by this Policy or the Compliance Officer as Covered Persons, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning at the close of market on the last day of each fiscal quarter and ending 48 hours following the public release of the Company’s earnings results for that fiscal quarter or fiscal year. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning 48 hours following the public release of the Company’s earnings for that fiscal quarter or fiscal year and ending at the close of market on the last day of the next fiscal quarter.
3.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.
4.
Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Exception: Transactions Under Company Plans” and “Exception: Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans” below.
B.
Rule 10b5-1 Plans.

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the following requirements (each an “Approved 10b5-1 Plan”):

1.
it has been reviewed and approved by the Compliance Officer at least five business days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five business days in advance of being entered into);
2.
it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(1)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;
3.
it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not aware of or in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;
4.
it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
5.
it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(1)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

If a Covered Person is considering entering into, modifying or terminating an Approved 10b5-1 Plan or has any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer. Covered Persons should consult their own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.

C.
Section 16 Reporting.

For the avoidance of doubt, notwithstanding the pre-clearance procedures set forth in this Policy or the approval of an Approved 10b5-1 Plan, Company Insiders remain obligated to file Forms 3, 4 and 5 under Section 16 of the Exchange Act in connection with most sales, purchases, bona fide gifts or certain other transactions in Company Securities. If any questions arise, such Company Insider should consult with their own counsel in connection with any transaction, including pursuant to an Approved 10b5-1 Plan.

D.
Post-Termination Transactions.

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when their service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable to the period in which such Covered Person terminated service to the Company.

E.
Certification.

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

CERTIFICATION

I certify that:

1.
I have read and understand the Company’s Amended and Restated Insider Trading Policy (the “Policy”).
2.
Since May 4, 2023, or such shorter period of time that I have provided services to the Company, I have complied with the Policy.
3.
I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:_______________________

Signature:________________________

Date:____________________________

Appendix A

•
Members of the Company’s legal department;
•
All individuals reporting directly to the Chief Financial Officer of the Company;
•
Employees in the Finance group involved in the preparation of financial statements;
•
Employees with knowledge of financial performance forecasts;
•
Attendees of the Corporation’s quarterly business review meetings; and
•
Anyone in possession of material nonpublic information.